Exhibit 99.1

COVENANT LOGISTICS GROUP ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE – October 26th, 2020 - Covenant Logistics Group, Inc.  (NASDAQ/GS: CVLG) (“Covenant”) announced today financial and operating results for the third quarter ended September 30, 2020.  In addition, Covenant noted that the time for tomorrow’s live conference call to discuss the quarter has been moved to 11:00 a.m. Eastern time.

Chairman and Chief Executive Officer, David R. Parker, commented: “We were pleased with the progress on executing our strategic plan, which is focused on growing our more consistent and profitable freight commitments, improving margins, improving return on capital, and managing leverage at a reasonable level. Compared with the third quarter of 2019, revenue before fuel surcharges was essentially constant, we reduced our tractor fleet nearly 18%, and profitability improved sharply.  Additionally, we have paid down approximately $175.6 million of debt and lease obligations over the past year. On an adjusted basis, net income for the third quarter of 2020 was second best of any third quarter of the past decade and third best of any quarter overall in the past five years.  Nevertheless, we are in the early stages of implementing our plan, and we expect ups and downs as we work toward implementing lasting changes.”
A Summary of our Third Quarter and Year-to-Date Financial Performance:

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s, except per share information)	2020	2019	2020	2019
Total Revenue	$210,830	$220,459	$613,333	$654,832
Freight Revenue, Excludes Fuel Surcharge	$196,217	$197,377	$565,362	$583,950
Operating Income (Loss)	$6,811	$(3,870)	$(23,594)	$7,106
Adjusted Operating Income (Loss) (1)	$13,410	$(3,139)	$13,631	$9,299
Operating Ratio	96.8%	101.8%	103.8%	98.9%
Adjusted Operating Ratio (1)	93.2%	101.6%	97.6%	98.4%
Net Income (Loss)	$7,501	$(3,189)	$(17,055)	$7,315
Adjusted Net Income (Loss) (1)	$9,646	$(2,644)	$8,404	$8,865
Earnings (Loss) per Diluted Share	$0.43	$(0.17)	$(0.98)	$0.39
Adjusted Earnings (Loss) per Diluted Share (1)	$0.56	$(0.15)	$0.47	$0.48

Notable items for the third quarter include the following:

•	Pretax and earnings per diluted share adjustments for the third quarters of 2020 and 2019 included the following:

($000s, except per share information)	Third Quarter 2020 Pretax Impact	Third Quarter 2020 EPS Impact	Third Quarter 2019 Pretax Impact	Third Quarter 2019 EPS Impact
Insurance Policy Costs	$4,447	$0.20	$-	$-
Separation Costs	$1,000	$0.05	$-	$-
Gain on Disposal of TFS	$(3,720)	$(0.17)	$-	$-
Intangible Asset Amortization	$1,152	$0.05	$731	$0.03

•
The third quarter consolidated net income and adjusted net income included a $1.2 million, or $0.05 per share, pass-through of earnings from the Company’s 49% equity investment in Transport Enterprise Leasing (“TEL”). This compares to a $2.1 million, or $0.08 per share, pass-through income from the Company’s investment in TEL included in consolidated net loss and adjusted net loss in the third quarter of 2019.

•
As previously disclosed, the results reflect the classification of the Company’s former factoring segment, Transport Financial Solutions (“TFS”), the assets of which were sold on July 8, 2020, as discontinued operations.  Additionally, the segment formerly disclosed as Highway Services is now reflected as Expedited, given the change in business mix surrounding the exit of the majority of the solo-refrigerated business in the second quarter of 2020.  Also, given how management views the changes and growth, we have separated Warehousing as a separate segment from Managed Freight.  We believe the updated presentation aligns with how management views and manages our service offerings and overall strategic direction: Expedited, Dedicated, Managed Freight and Warehousing.

Truckload Operating Data and Statistics
	Three Months Ended September 30,		Nine Months Ended September 30,
(Total Revenue and Freight Revenue, $000s)	2020	2019	2020	2019
Combined Truckload
Total Revenue	$149,514	$174,958	$463,180	$523,026
Freight Revenue, excludes Fuel Surcharge	$135,011	$152,007	$415,567	$452,597
Operating Income (Loss)	$3,447	$(5,616)	$(25,641)	$842
Adj. Operating Income (Loss) (1)	$9,495	$(5,213)	$6,801	$3,029
Operating Ratio	97.7%	103.2%	105.5%	99.8%
Adj. Operating Ratio (1)	93.0%	103.4%	98.4%	99.3%
Freight Revenue per Truck per Week	$4,065	$3,766	$3,823	$3,752
Freight Revenue per Total Mile	$1.83	$1.86	$1.83	$1.86
Miles per Tractor per Week	2,224	2,027	2,089	2,016
Total Tractor Count	2,527	3,071	2,777	3,093
Expedited
Total Revenue	$78,409	$87,674	$244,347	$265,665
Freight Revenue, excludes Fuel Surcharge	$71,730	$77,609	$222,036	$234,196
Operating Income (Loss)	$2,521	$(2,637)	$(11,845)	$(1,876)
Adj. Operating Income (Loss) (1)	$5,692	$(2,637)	$3,256	$(1,876)
Operating Ratio	96.8%	103.0%	104.8%	100.7%
Adj. Operating Ratio (1)	92.1%	103.4%	98.5%	100.8%
Freight Revenue per Truck per Week	$5,524	$4,673	$4,857	$4,529
Freight Revenue per Total Mile	$1.78	$1.92	$1.80	$1.92
Miles per Tractor per Week	3,102	2,432	2,692	2,363
Total Tractor Count	988	1,258	1,168	1,324
Dedicated
Total Revenue	$71,104	$87,284	$218,833	$257,362
Freight Revenue, excludes Fuel Surcharge	$63,281	$74,398	$193,531	$218,401
Operating Income (Loss)	$926	$(2,979)	$(13,796)	$2,718
Adj. Operating Income (Loss) (1)	$3,803	$(2,600)	$3,545	$4,905
Operating Ratio	98.7%	103.4%	106.3%	98.9%
Adj. Operating Ratio (1)	94.0%	103.5%	98.2%	97.8%
Freight Revenue per Truck per Week	$3,129	$3,136	$3,073	$3,171
Freight Revenue per Total Mile	$1.89	$1.80	$1.86	$1.81
Miles per Tractor per Week	1,659	1,745	1,651	1,756
Total Tractor Count	1,539	1,813	1,609	1,769
Combined Truckload Revenue
Mr. Parker commented on truckload operations, “For the quarter, total revenue in our truckload operations decreased 14.5%, to $149.5 million, consistent with our plan to refocus our asset-based fleet around dedicated and expedited operations while downsizing solo-driver refrigerated and other less profitable operations.  The revenue decrease consisted of $17.0 million lower freight revenue and $8.4 million lower fuel surcharge revenue. The decrease in freight revenue primarily related to a 17.7% average operating fleet reduction partially offset by a 7.9% increase in average freight revenue per tractor per week. Average freight revenue per total mile decreased by 3.0 cents per mile, or 1.6%, compared to the 2019 quarter, while average miles per tractor increased by 9.7%.”

“In terms of market environment, freight volumes and pricing improved markedly during the third quarter and remain strong through the month of October.  The year-over-year reduction in our rate per mile in the third quarter reflected a significant change in freight mix and average length of haul rather than any weakness in pricing.  We expect sequential improvement in rates and volumes in the fourth quarter compared with the third quarter.  However, a smaller fleet that is more concentrated on year-round business will afford less capacity to flex upward for peak shipping season than in prior years, which is expected to result in a smaller seasonal increase in revenue than in many prior years.”

Expedited Truckload Revenue
Mr. Parker added, “For the quarter, freight revenue in our Expedited segment decreased $5.9 million, or 7.6%. The decrease in freight revenue primarily related to the reduction in 270 tractors related to the exit of the solo-refrigerated business in the second quarter of 2020, partially offset by an 18.2% increase in average freight revenue per tractor. The increase in average freight revenue per tractor was primarily driven by a 27.5% increase in utilization, partially offset by a 14 cents per mile, or 7.3%, decrease in average freight revenue per total mile. The shift in the composition of our expedited fleet to a greater percentage of team driven trucks was the main factor impacting the increased utilization and reduced rate.  As a result, solo driven trucks were reduced to 92, compared to 452 in the prior year quarter.  Team driven trucks increased to 896, compared to 807 in the prior year quarter.”

Dedicated Truckload Revenue
“For the quarter, freight revenue in our Dedicated segment decreased $11.1 million, or 14.9%. This decrease in freight revenue primarily related to a reduction of 274 tractors since the third quarter of 2019 as we did not renew certain underperforming contracts. Operating revenue per total mile increased 9 cents per mile or 4.9%, offset by a decrease in total miles per unit of 4.9%, resulting in a slight decline in average freight revenue per tractor compared to the prior year quarter.”

Combined Truckload Operating Expenses
Mr. Parker continued, “Our truckload operating cost per mile improved 15 cents or 7.8% on a GAAP basis or 22 cents or 11.8% on an adjusted basis, compared with the 2019 quarter as a direct result of strategic plan initiatives to reduce fixed costs and increase asset utilization by downsizing our terminal network and solo-driver fleet, as well as short-term cost reductions to improve liquidity in response to COVID-19. We were especially pleased to achieve this level of year-over-year cost per mile improvement while giving up only 3 cents per total mile on the revenue side to changes in business mix.  Of the 19 cents per total mile net improvement, we estimate that approximately 14 cents is associated with ongoing improvement, while approximately 5 cents per mile, or approximately $15.0 million pretax on an annualized basis, reflects temporary expense reductions put in place in the middle of the second quarter of 2020 to minimize costs as the Company weathered the effects of COVID-19.”

“Net fuel expense decreased year-over-year by $10.7 million, or 3 cents per total mile compared to the 2019 quarter. On a per mile basis, the year over year decrease to net fuel was a result of historically low fuel costs, offset by reduced fuel surcharge revenue as a result of the lower cost of fuel, and a change in business mix that includes higher fuel efficient fleets resulting from less idling and higher utilization and less temperature controlled freight and thus reduced reefer fuel expense.”

“Insurance and claims expenses decreased $0.7 million on a GAAP basis or $5.1 million or 5 cents per total mile when adjusted for the $4.4 million of insurance premiums noted above, to 12 cents per total mile in the third quarter of 2020 versus 17 cents per total mile in the third quarter of 2019.  The decrease per mile was primarily a result of the occurrence of certain large claims in 2019 and less prior period claims development in the third quarter of 2020.  The decrease was partially offset by higher fixed premium expense of approximately $0.5 million spread over fewer miles.  Two trends are impacting our insurance and claims expense.  First, our safety results measured by DOT reportable accidents per million miles have improved in recent periods.  A continuation of this trend should result in a gradual future benefits to the extent historical claims are settled and fewer claims per mile positively impact policy renewals and claims reserves.  In the short term, however, we have exhausted the excess coverage in our insurance layer $9 million in excess of $1 million through the March 31, 2021 policy period end.  Accordingly, expense and volatility could be greater in the near term regardless of any ongoing improvement in accident rate.”

“Revenue equipment rentals and purchased transportation expenses decreased $5.5 million, or 5 cents per total mile, to 20 cents per total mile in the third quarter of 2020 versus 25 cents per mile in the third quarter of 2019.  The decrease was primarily a result of the reduction in owner operators in the solo refrigerated business that was strategically reduced in the second quarter of 2020.”

“Depreciation and amortization, excluding amortization of intangible assets in both periods, decreased $7.8 million, or 8 cents per total mile, to 16 cents per total mile in the third quarter of 2020 versus 24 cents in the prior year quarter.  The decrease per mile was primarily derived from the mix change in the overall business that reduced total truck count and increased utilization, along with reductions in terminals and other capital assets.”

“Gain on the disposition of property increased to $1.9 million in the current year quarter from $0.8 million in the 2019 comparable quarter.  The increased gain is driven by the quantity of tractors and trailers sold in the quarter as a result of downsizing our fleet and an improved market for used equipment.”

“All other operating expenses combined increased by approximately 1 cent per total mile.”

Managed Freight Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2020	2019	2020	2019
Freight Revenue	$47,595	$33,339	$112,695	$95,723
Operating Income	$2,079	$506	$(893)	$2,018
Adj. Operating Income (1)	$2,243	$564	$2,915	$2,192
Operating Ratio	95.6%	98.5%	100.8%	97.9%
Adj. Operating Ratio (1)	95.3%	98.3%	97.4%	97.7%

“For the quarter, Managed Freight’s freight revenue increased $14.3 million or 42.8% from the prior year quarter. This increase was driven by a $15.4 million or 63.9% increase in brokerage freight revenues to $39.4 million from $24.0 million in the prior year quarter. The increase is a result of a robust spot market in the third quarter, providing new customer opportunities. Offsetting the increase in revenue was a reduction in transport management services freight revenue of $1.1 million or 11.8% as a result of the impact the COVID-19 has had on a key customer. Operating income for the Managed Freight segment was $2.1 million and adjusted operating income was $2.2 million, compared with $0.5 million and $0.6 million, respectively, in the third quarter of 2019. Operating ratio for the Managed Freight segment was 95.6% and adjusted operating ratio was 95.3%, compared with 100.8% and 98.3%, respectively, in the third quarter of 2019. The improved operating ratio and adjusted operating ratio is primarily driven as a result of efficiencies gained from reducing overhead and related fixed cost absorption on the increased revenue.”

Warehousing Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
($000s)	2020	2019	2020	2019
Operating Revenue	$13,611	$12,031	$37,100	$35,630
Operating Income	$1,285	$1,240	$2,939	$4,145
Adj. Operating Income (1)	$1,672	$1,534	$3,914	$5,127
Operating Ratio	90.6%	89.8%	92.2%	88.2%
Adj. Operating Ratio (1)	87.7%	87.2%	89.5%	85.6%

“For the quarter, Warehousing’s operating revenue increased 13.1% versus the prior year quarter. The increase in revenue and operating income was primarily driven by new customer business that began operations in the third quarter of 2020.”

Capitalization, Liquidity and Capital Expenditures
Paul Bunn, the Company’s Executive Vice President and Chief Financial Officer, added the following comments: “At September 30, 2020, Covenant had $71.8 million in liquidity, defined as cash and cash equivalents plus available borrowings under our asset-based revolving (“ABL”) credit facility. Additionally, we had $45.0 million available on a line of credit from Triumph Bank which is available solely to fund any indemnification owed Triumph in relation to the sale of TFS. At September 30, 2020, our total indebtedness, net of cash (“net indebtedness”), decreased by $131.3 million to approximately $153.1 million as compared to the June 30, 2020 balance of $284.4 million. In addition, our debt to total capitalization decreased to 32.7% at September 30, 2020 from 48.6% at September 30, 2019.

“At September 30, 2020, we had cash and cash equivalents totaling $13.5 million. Under our ABL credit facility, we had no borrowings outstanding, undrawn letters of credit outstanding of $36.7 million, and available borrowing capacity of $58.3 million at September 30, 2020. The sole financial covenant under our ABL facility is a fixed charge coverage ratio covenant that is tested only when available borrowing capacity is below a certain threshold. Based on availability as of September 30, 2020, no testing was required, and we do not expect testing to be required in the foreseeable future.

“Our net capital expenditures for the quarter provided net proceeds of $14.3 million as compared to net capital expenditure uses of $34.6 million for the prior year period.  Our forecasted capital expenditures for the remainder of the year includes the delivery of 200 tractors and no trailers in the fourth quarter of 2020. Considering we have assets held for sale of $43.1 million at September 30, 2020, we expect net capital expenditures to approximate zero in the fourth quarter of 2020.  Additionally, our plan is for 2021 capital expenditures to be well below maintenance levels and thus will likely range from $35 million to $45 million.

In the fourth quarter of 2020, we expect an average operational fleet size of approximately 2,550 tractors. Net gains on disposal of equipment in the third quarter of 2020 were $2.1 million, compared to net gains on sale of equipment of less than $0.8 million in the prior-year quarter. At September 30, 2020, the 1.9 years average age of our tractor fleet remains low by industry standards.”

TFS Sale and Update
As previously disclosed, on July 8, 2020, Covenant sold a portfolio of accounts receivable, contract rights, and associated assets consisting of approximately $103.3 million in net funds employed (the “Portfolio”) to a subsidiary of Triumph Bancorp, Inc. (“Triumph”) for approximately $122.3 million plus an earn-out opportunity of up to $9.9 million. After the transaction closed, Covenant and Triumph had a dispute over the nature of approximately $66.0 million of the assets included in the Portfolio.  The dispute was resolved through entering into an amendment of the purchase agreement and related funding arrangements that reduced the purchase price to approximately $108.4 million, representing the cash amount received by Covenant at closing.  The result is a gain on the sale of the Portfolio of $3.7 million, net of related expenses.  Additionally, Covenant will sell the Triumph stock it received at closing and deliver the net proceeds to Triumph and the earnout was terminated.

The amended purchase agreement specifically identified approximately $62 million accounts within the Portfolio, which related to advances on services that had not yet been performed, which were placed in a loss sharing pool to be repaid with proceeds other than those generated from ordinary working capital factoring. To the extent losses on covered accounts are incurred, Covenant will indemnify Triumph on a dollar for dollar basis for up to the first $30 million of losses, and on a 50% basis for up to the next $30 million of losses, for total indemnification exposure of up to $45 million.

To date no indemnification obligations have been required to be funded and Covenant and Triumph are cooperating to manage the covered accounts, to assist the clients with among other things operational improvements in an attempt to minimize losses on the covered accounts. Given future indemnification obligations cannot be estimated at this time, no provision for losses has been made and indemnification obligations will be recorded as expenses in the periods recognized.

Outlook
Mr. Parker concluded, “While acknowledging one quarter does not make a trend, we are motivated by the progress surrounding the execution of our strategic plan. In the near term, we are focused on delivering superior service to our customers in what is expected to be robust peak shipping season with limited trucking capacity.  Due to changes in business mix, we do not expect to have the excess asset-based capacity to “flex up” and take advantage of the peak spot market to the same extent we did in peak markets of 2014 through 2018.  However, we expect fourth quarter volumes and pricing to be favorable and to support sequential margin improvement.

In 2021 and beyond, our focus will be continued execution of our strategic plan, which consists of steadily and intentionally growing the percentage of our business generated by Dedicated, Managed Freight, and Warehousing segments, reducing unnecessary overhead, and improving our safety, service, and productivity. This will be a gradual process of diversifying our customer base with less seasonal and cyclical exposure, improving legacy contracts, and investing in systems, technology, and people to support the growth of these previously under-invested areas.  As we undertake this multiyear effort, I would like to remind investors that our goal is to improve our earnings and returns in a manner that is sustainable and less susceptible to upward and downward market forces.  The gradual improvements we expect will be offset at times by short term forces.  For example, in 2021, we expect underlying progress on efficiency and cost control, improved contract pricing, and improved safety.  These benefits are expected to be offset to some extent by the return of certain cost pressures (including the approximately $15.0 million pretax in annual temporarily reduced costs mentioned earlier and driver pay in a competitive market) and less excess capacity for capitalization in the spot market.  In addition, the potential for greater than normal claims exposure relating to the TFS Portfolio and our auto liability retention could add volatility to our reported financial results and mask some of the progress we expect to make executing our plan. Over time, we expect to exit the plan a stronger, more profitable, more predictable business with the opportunity for significant and sustained value creation.”

Subsequent Event
On October 23, 2020, the Company amended and extended its ABL revolving credit facility with Bank of America, N.A. and JPMorgan Chase Bank, N.A to increase the size of the facility from $95 million to $110 million, extend the term through October 2025, improve the pricing by 25 basis points across the grid and improve various other terms and conditions, while incurring no amendment fees or similar bank fees related to the amendment.

Conference Call Information
The Company will host a live conference call tomorrow, October 27th, 2020, at 11:00 a.m. Eastern time to discuss the quarter. Individuals may access the call by dialing 877-271-1828 (U.S./Canada) and 800-756-3333 (International), access code 41886958.  An audio replay will be available for one week following the call at 877-919-4059, access code 18118000. For additional financial and statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com/investors under the icon “Earnings Info.”

Covenant Logistics Group, Inc., through its subsidiaries, offers a portfolio of transportation and logistics services to customers throughout the United States. Primary services include asset-based expedited, dedicated, and irregular route truckload capacity, as well as asset-light warehousing, transportation management, and freight brokerage capability.  In addition, Transport Enterprise Leasing is an affiliated company providing revenue equipment sales and leasing services to the trucking industry. Covenant's Class A common stock is traded on the NASDAQ Global Select market under the symbol, “CVLG.”

 (1) See GAAP to Non-GAAP Reconciliation in the schedules included with this release. In addition to operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share, we use adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share, non-GAAP measures, as key measures of profitability. Adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share are not substitutes for operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. We believe our presentation of these non-GAAP financial measures are useful because it provides investors and securities analysts with supplemental information that we use internally for purposes of assessing profitability. Further, our Board and management use non-GAAP operating income (loss), operating ratio, net income (loss), and earnings (loss) per diluted share measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. Although we believe that adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted diluted earnings (loss) per share improves comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry, if those companies define such measures differently. Because of these limitations, adjusted operating income (loss), adjusted operating ratio, adjusted net income (loss), and adjusted earnings (loss) per diluted share should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," “could,” “would,” “may,” “will,” "intends," “outlook,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to implementation of our strategic plan and associated costs, our tractor fleet plan, including acquisitions, dispositions, use of proceeds therefrom, fleet size, future rates and volumes, future indemnification obligations related to the TFS Portfolio, and expected insurance expense, as well as the statements under “Outlook” and “Subsequent Event” are forward-looking statements. The following factors, among others could cause actual results to differ materially from those in the forward-looking statements: the outcome of the dispute with the purchaser of TFS’ assets, elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, higher self-insured retentions, reduced insurance coverage, fluctuations in claims expenses that result from our self-insured retention amounts, including in our excess layers and in respect of claims for which we commute policy coverage, and the requirement that we pay additional premiums if there are claims in certain of those layers, differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; government regulations imposed on our captive insurance companies; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment that impact our capital expenditures and our results generally; changes in management’s estimates of the need for new tractors and trailers; the effect of any reduction in tractor purchases on the number of tractors that will be accepted by manufacturers under tradeback arrangements; our inability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to respond to changes in our industry or business in light of our substantial indebtedness and lease obligations; our ability to sustain or increase profitability in the future; the risks related to our Factoring segment; our ability to maintain compliance with the provisions of our credit agreements, particularly financial covenants in our revolving credit facility; excess tractor or trailer capacity in the trucking industry;  decreased demand for our services or loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments and hedging contracts;  interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; our ability to retain our key employees; the risks associated with engaging independent contractors to provide a portion of our capacity; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; our dependence on third-party providers, particularly in our Managed Freight segment; regulatory requirements that increase costs, decrease efficiency, or impact the availability or effective driving time of our drivers and other drivers in the industry, including the terms and exemptions from hours-of-service and electronic log requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program applicable to driver standards and the methodology for determining a carrier’s Department of Transportation safety rating; the proper functioning and availability of our management information and communication systems and other information technology assets; volatility of our stock price; our ability to maintain effective internal controls without material weaknesses; impairment of goodwill and other intangible assets; future outcomes of litigation; uncertainties in the interpretation of the 2017 Tax Cuts and Jobs Act and other tax laws; the ability to reduce, or control increases in, operating costs; changes in the Company’s business strategy that require the acquisition of new businesses, the disposition of businesses, and the ability to identify acceptable acquisition candidates and appropriate assets or businesses to be disposed, consummate acquisitions and dispositions, and integrate acquired operations; our ability to achieve our strategic plan; fluctuations in the results of Transport Enterprise Leasing, which are included as equity in income (loss) of affiliate in our financial statements; our Chairman of the Board and Chief Executive Officer and his wife control a large portion of our stock and have substantial control over us, which could limit other stockholders' ability to influence the outcome of key transactions, including changes of control; changes in methods of determining LIBOR or replacement of LIBOR; future share repurchases, if any; the impact of the recent coronavirus outbreak or other similar outbreaks; any additional charges in connection with disposition of substantially all of the operations and assets of TFS; the material weakness in our internal control over financial reporting as of June 30, 2020; and erosion of available limits in our aggregate insurance policies.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Paul Bunn, Executive Vice President & Chief Financial Officer
PBunn@covenanttransport.com

For copies of Company information contact:
Brooke McKenzie, Executive Administrative Assistant
BMcKenzie@covenanttransport.com

Covenant Logistics Group, Inc.
Key Financial and Operating Statistics
	Income Statement Data
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000s, except per share data)	2020	2019	% Change	2020	2019	% Change
Freight revenue	$196,217	$197,377	(0.6%)	$565,362	$583,950	(3.2%)
Fuel surcharge revenue	14,613	23,082	(36.7%)	47,971	70,882	(32.3%)
Total revenue	$210,830	$220,459	(4.4%)	$613,333	$654,832	(6.3%)
Operating expenses:
Salaries, wages, and related expenses	78,812	83,687		235,964	238,281
Fuel expense	18,061	28,812		59,264	85,858
Operations and maintenance	11,912	14,742		36,956	44,814
Revenue equipment rentals and purchased transportation	58,604	50,428		151,677	146,267
Operating taxes and licenses	2,979	3,170		9,555	9,719
Insurance and claims	13,317	14,050		40,491	35,755
Communications and utilities	1,306	1,790		4,657	5,268
General supplies and expenses	7,673	7,584		27,568	21,493
Depreciation and amortization	13,428	20,817		51,274	61,230
Gain on disposition of property and equipment, net	(2,073)	(751)		(7,048)	(959)
Impairment of long lived property & equipment	-	-		26,569	-
Total operating expenses	204,019	224,329		636,927	647,726
Operating income (loss)	6,811	(3,870)		(23,594)	7,106
Interest expense, net	1,935	2,198		5,917	6,048
Income from equity method investment	(1,176)	(2,138)		(971)	(7,548)
Income (loss) from continuing operations before income taxes	6,052	(3,930)		(28,540)	8,606
Income tax expense (benefit)	1,339	112		(7,000)	3,645
Income (loss) from continuing operations	4,713	(4,042)		(21,540)	4,961
Income from discontinued operations, net of tax	2,788	853		4,485	2,354
Net income (loss)	$7,501	$(3,189)		$(17,055)	$7,315
Basic earnings (loss) per share
Income (loss) from continuing operations	$0.28	$(0.22)		$(1.24)	$0.27
Income from discontinued operations	$0.16	$0.05		$0.26	$0.13
Net income (loss)	$0.44	$(0.17)		$(0.98)	$0.40
Diluted earnings (loss) per share
Income (loss) from continuing operations	$0.27	$(0.22)		$(1.24)	$0.27
Income from discontinued operations	$0.16	$0.05		$0.26	$0.13
Net income (loss)	$0.43	$(0.17)		$(0.98)	$0.39
Basic weighted average shares outstanding (000s)	17,134	18,458		17,435	18,426
Diluted weighted average shares outstanding (000s)	17,267	18,458		17,435	18,620
	Segment Freight Revenues
	Three Months Ended September 30,			Nine Months Ended September 30,
($s in 000's)	2020	2019	% Change	2020	2019	% Change
Expedited - Truckload	$71,730	$77,609	(7.6%)	$222,036	$234,196	(5.2%)
Dedicated - Truckload	63,281	74,398	(14.9%)	193,531	218,401	(11.4%)
Combined Truckload	135,011	152,007	(11.2%)	415,567	452,597	(8.2%)
Managed Freight	47,595	33,339	42.8%	112,695	95,723	17.7%
Warehousing	13,611	12,031	13.1%	37,100	35,630	4.1%
Consolidated Freight Revenue	$196,217	$197,377	(0.6%)	$565,362	$583,950	(3.2%)
	Truckload Operating Statistics
	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
Average freight revenue per loaded mile	$2.01	$2.05	(2.0%)	$2.02	$2.06	(2.0%)
Average freight revenue per total mile	$1.83	$1.86	(1.6%)	$1.83	$1.86	(1.7%)
Average freight revenue per tractor per week	$4,065	$3,766	7.9%	$3,823	$3,752	1.9%
Average miles per tractor per period	29,223	26,638	9.7%	81,775	78,609	4.0%
Weighted avg. tractors for period	2,527	3,071	(17.7%)	2,777	3,093	(10.2%)
Tractors at end of period	2,485	3,008	(17.4%)	2,485	3,008	(17.4%)
Trailers at end of period	6,259	6,822	(8.3%)	6,259	6,822	(8.3%)
	Selected Balance Sheet Data
(in '000's, except per share data)	9/30/2020	12/31/2019
Total assets	$723,833	$881,640
Total stockholders' equity	$314,796	$350,110
Total indebtedness, net of cash	$153,137	$304,573
Net Indebtedness to Capitalization Ratio	32.7%	46.5%
Tangible book value per end-of-quarter basic share	$14.39	$15.07

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio (1)
(Dollars in thousands)	Three Months Ended September 30,			Nine Months Ended September 30,
GAAP Presentation	2020	2019	bps Change	2020	2019	bps Change
Total revenue	$210,830	$220,459		$613,333	$654,832
Total operating expenses	204,019	224,329		636,927	647,726
Operating income (loss)	$6,811	$(3,870)		$(23,594)	$7,106
Operating ratio	96.8%	101.8%	(500)	103.8%	98.9%	490

Non-GAAP Presentation	2020	2019	bps Change	2020	2019	bps Change
Total revenue	$210,830	$220,459		$613,333	$654,832
Fuel surcharge revenue	(14,613)	(23,082)		(47,971)	(70,882)
Freight revenue (total revenue, excluding fuel surcharge)	196,217	197,377		565,362	583,950

Total operating expenses	204,019	224,329		636,927	647,726
Adjusted for:
Fuel surcharge revenue	(14,613)	(23,082)		(47,971)	(70,882)
Amortization of intangibles (2)	(1,152)	(731)		(2,614)	(2,193)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-		(2,617)	-
Strategic restructuring adjusting items:
Insurance policy erosion and premium reinstatement expense	(4,417)	-		(4,447)	-
Gain on sale of terminal	-	-		5,712	-
Impairment of real estate and related tangible assets	-	-		(9,790)	-
Impairment of revenue equipment and related charges	-	-		(17,604)	-
Employee separation charges	(1,000)	-		(2,791)	-
Abandonment and change in useful life of intangible assets	-	-		(1,331)	-
Abandonment of information technology infrastructure	-	-		(1,048)	-
Contract exit costs and other restructuring	-	-		(695)	-
Adjusted operating expenses	182,807	200,516		551,731	574,651
Adjusted operating income (loss)	13,410	(3,139)		13,631	9,299
Adjusted operating ratio	93.2%	101.6%	(840)	97.6%	98.4%	(80)
(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Non-GAAP Reconciliation (Unaudited)
Adjusted Net Income and Adjusted EPS (1)

(Dollars in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
GAAP Presentation - Net income (loss)	$7,501	$(3,189)	$(17,055)	$7,315
Adjusted for:
Amortization of intangibles (2)	1,152	731	2,614	2,193
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	2,617	-
Strategic restructuring adjusting items:	-	-	-	-
Insurance policy erosion and premium reinstatement expense	4,447	-	4,447	-
Gain on Sale of TFS	(3,720)	-	(3,720)	-
Gain on sale of terminal	-	-	(5,712)	-
Impairment of real estate and related tangible assets	-	-	9,790	-
Impairment of revenue equipment and related charges	-	-	17,604	-
Employee separation charges	1,000	-	2,791	-
Abandonment and change in useful life of intangible assets	-	-	1,331	-
Abandonment of information technology infrastructure	-	-	1,048	-
Contract exit costs and other restructuring	-	-	695	-
Adjusted income before income taxes	2,879	731	33,505	2,193
Provision for income tax expense at effective rate	(734)	(186)	(8,046)	(643)
Tax effected adjustments	$2,145	$545	$25,459	$1,550
Non-GAAP Presentation - Adjusted net (loss) income	$9,646	$(2,644)	$8,404	$8,865

GAAP Presentation - Diluted earnings (loss) per share ("EPS")	$0.43	$(0.17)	$(0.98)	$0.39
Adjusted for:
Amortization of intangibles (2)	0.07	0.04	0.15	0.12
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	0.15	-
Strategic restructuring adjusting items:
Insurance policy erosion and premium reinstatement expense	0.26	-	0.26	-
Gain on Sale of TFS	(0.22)	-	(0.21)	-
Gain on sale of terminal	-	-	(0.33)	-
Impairment of real estate and related tangible assets	-	-	0.56	-
Impairment of revenue equipment and related charges	-	-	1.01	-
Employee separation charges	0.06	-	0.16	-
Abandonment and change in useful life of intangible assets	-	-	0.08	-
Abandonment of information technology infrastructure	-	-	0.06	-
Contract exit costs and other restructuring	-	-	0.04	-
Adjusted income before income taxes	0.17	0.04	1.91	0.12
Provision for income tax expense at effective rate	(0.04)	(0.01)	(0.46)	(0.03)
Tax effected adjustments	$0.13	$0.02	$1.45	$0.09
Non-GAAP Presentation - Adjusted EPS	$0.56	$(0.15)	$0.47	$0.48
(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP net income to consolidated non-GAAP adjusted net income and consolidated GAAP diluted earnings per share to non-GAAP consolidated Adjusted EPS.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

Covenant Logistics Group, Inc.
Non-GAAP Reconciliation (Unaudited)
Adjusted Operating Income and Adjusted Operating Ratio by Reportable Segment (1)
(Dollars in thousands)	For the three months ended September 30,
GAAP Presentation	2020				2019
	Expedited	Dedicated	Managed Freight	Warehousing	Expedited	Dedicated	Managed Freight	Warehousing
Total revenue	$78,410	$71,104	$47,594	$13,722	$87,674	$87,284	$33,339	$12,162
Total operating expenses	75,889	70,178	$45,515	12,437	90,311	90,263	32,833	10,922
Operating income (loss)	$2,521	$926	$2,079	$1,285	$(2,637)	$(2,979)	$506	$1,240
Operating ratio	96.8%	98.7%	95.6%	90.6%	103.0%	103.4%	98.5%	89.8%

Non-GAAP Presentation
Total revenue	$78,410	$71,104	$47,594	$13,722	$87,674	$87,284	$33,339	$12,162
Fuel surcharge revenue	(6,680)	(7,823)	-	(111)	(10,065)	(12,886)	-	(131)
Freight revenue (total revenue, excluding fuel surcharge)	71,730	63,281	47,594	13,611	77,609	74,398	33,339	12,031

Total operating expenses	75,889	70,178	45,515	12,437	90,311	90,263	32,833	10,922
Adjusted for:
Fuel surcharge revenue	(6,680)	(7,823)	-	(111)	(10,065)	(12,886)	-	(131)
Amortization of intangibles (2)	-	(601)	(164)	(387)	-	(379)	(58)	(294)
Bad debt expense associated with customer bankruptcy and high credit risk customers	-	-	-	-	-	-	-	-
Strategic restructuring adjusting items:	-	-	-	-	-	-	-	-
Insurance policy erosion and premium reinstatement expense	(2,640)	(1,807)	-	-	-	-	-	-
Gain on sale of terminal	-	-	-	-	-	-	-	-
Impairment of real estate and related tangible assets	-	-	-	-	-	-	-	-
Impairment of revenue equipment and related charges	-	-	-	-	-	-	-	-
Employee separation charges	(531)	(469)	-	-	-	-	-	-
Abandonment and change in useful life of intangible assets	-	-	-	-	-	-	-	-
Abandonment of information technology infrastructure	-	-	-	-	-	-	-	-
Contract exit costs and other restructuring	-	-	-	-	-	-	-	-
Adjusted operating expenses	66,038	59,478	45,351	11,939	80,246	76,998	32,775	10,497
Adjusted operating income (loss)	5,692	3,803	2,243	1,672	(2,637)	(2,600)	564	1,534
Adjusted operating ratio	92.1%	94.0%	95.3%	87.7%	103.4%	103.5%	98.3%	87.2%

	For the nine months ended September 30,
GAAP Presentation	2020				2019
	Expedited	Dedicated	Managed Freight	Warehousing	Expedited	Dedicated	Managed Freight	Warehousing
Total revenue	$244,347	$218,833	$112,695	$37,458	$265,665	$257,362	$95,725	$36,081
Total operating expenses	256,192	$232,629	$113,588	$34,519	$267,541	$254,644	$93,707	$31,835
Operating (loss) income	$(11,845)	$(13,796)	$(893)	$2,939	$(1,876)	$2,718	$2,018	$4,246
Operating ratio	104.8%	106.3%	100.8%	92.2%	100.7%	98.9%	97.9%	88.2%

Non-GAAP Presentation
Total revenue	$244,347	$218,833	$112,695	$37,458	$265,665	$257,362	$95,725	$36,081
Fuel surcharge revenue	(22,311)	(25,302)	-	(358)	(31,469)	218,401	-	(451)
Freight revenue (total revenue, excluding fuel surcharge)	222,036	193,531	112,695	37,100	234,196	475,763	95,725	35,630

Total operating expenses	256,192	232,629	113,588	34,519	267,541	254,644	93,707	31,835
Adjusted for:
Fuel surcharge revenue	(22,311)	(25,302)	-	(358)	(31,469)	218,401	-	(451)
Amortization of intangibles (2)	-	(1,359)	(280)	(975)	-	(1,137)	(174)	(882)
Bad debt expense associated with customer bankruptcy and high credit risk customers	(977)	(862)	(778)	-	-	-	-	-
Strategic restructuring adjusting items:	-	-	-	-	-	-	-	-
Insurance policy erosion and premium reinstatement expense	(2,640)	(1,807)	-	-	-	-	-	-
Gain on sale of terminal	3,035	2,677	-	-	-	-	-	-
Impairment of real estate and related tangible assets	(4,013)	(3,541)	(2,236)	-	-	-	-	-
Impairment of revenue equipment and related charges	(8,097)	(9,507)	-	-	-	-	-	-
Employee separation charges	(1,483)	(1,308)	-	-	-	-	-	-
Abandonment and change in useful life of intangible assets	-	(817)	(514)	-	-	-	-	-
Abandonment of information technology infrastructure	(557)	(491)	-	-	-	-	-	-
Contract exit costs and other restructuring	(369)	(326)	-	-	-	-	-	-
Adjusted operating expenses	218,780	189,986	109,780	33,186	236,072	471,908	93,533	30,502
Adjusted operating income (loss)	3,256	3,545	2,915	3,914	(1,876)	3,855	2,192	5,128
Adjusted operating ratio	98.5%	98.2%	97.4%	89.5%	100.8%	99.2%	97.7%	85.6%

(1) Pursuant to the requirements of Regulation G, this table reconciles consolidated GAAP operating income and operating ratio to consolidated non-GAAP Adjusted operating income and Adjusted operating ratio.

Truckload GAAP operating income and operating ratio is reconciled to Truckload non-GAAP Adjusted operating income and Adjusted operating ratio by combining the Expedited and Dedicated corresponding columns.

(2) "Amortization of intangibles" reflects the non-cash amortization expense relating to intangible assets.

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